EXHIBIT 99.1

Smart Balance Amends Credit Facility in Significantly
Oversubscribed Transaction

 New Facility Enhances Strategic Flexibility and Reduces Interest Expense

Paramus, N.J. (April 5, 2011) – Smart Balance, Inc. (NasdaqGM: SMBL) announced today that GFA Brands, Inc., a wholly owned subsidiary, successfully closed an amended and upsized credit agreement, in a transaction that was significantly oversubscribed by the banking community.

The new $150 million secured credit facility replaces the previous $100 million secured facility and carries lower interest rates and less restrictive financial covenants, while also enhancing the Company’s financial flexibility moving forward.

“We are pleased with this strong demonstration of support and the ongoing confidence in our outlook by the banking community,” stated Alan S. Gever, Smart Balance Executive Vice President and Chief Financial Officer.  “The favorable market environment enabled us to not only upsize our facility and lower our interest rates, but also to secure less restrictive covenants, which will provide the Company more financial flexibility to pursue strategic opportunities,” continued Mr. Gever.

The Company’s new credit facility is comprised of a $50 million term loan and a $100 million revolver, both of which mature in November 2015.  The overall effective interest rate on the new facility will initially be about 3%, approximately 175 basis points below the previous facility.   The previous facility was comprised of a $55 million term loan and a $45 million revolver, both of which were scheduled to mature in November 2013.  As of December 31, 2010, outstanding debt under the previous facility totaled $49 million.

The Company indicated that BMO Capital Markets led the banking transaction in a seven-bank consortium.

The amended and restated credit agreement, which includes the specific terms and covenants governing the Company's  credit facility, will be included in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	maintain and grow those revenues derived from our Smart Balance® buttery spread products which we generate a substantial portion of our revenues;
•	maintain margins during periods of commodity cost fluctuations;
•	introduce and expand distribution of our new products;
•	meet marketing and infrastructure needs:
•	respond to changes in consumer demand;
•	respond to adverse publicity affecting the Company or industry;
•	comply with regulatory requirements;
•	maintain existing relationships with and secure new customers;
•	continue to rely on third party distributors, manufacturers and suppliers;
•	grow net sales in a competitive environment and with increasingly price sensitive consumers; and maintain volume in light of price increases stemming from rises in commodity costs.

About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol, and/or by incorporating ingredients that consumers may be missing in their diets.  The company markets the Smart Balance® line of products, which include Smart Balance® Buttery Spreads, Enhanced Milks, Buttery Sticks, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise Dressing, Non-Stick Cooking Spray and Cheese, and also markets natural food products under the Earth Balance® brand and healthier lifestyle products under the Bestlife™ brand.

For more information about Smart Balance, Inc., Smart Balance® products and the Smart Balance™ Food Plan, please visit www.smartbalance.com.

Media Contact:	Investor Contact:

Brent Burkhardt	Carole Buyers
Executive Vice President &	Vice President Investor Relations
Managing Director	Business Development
TBC Public Relations	Smart Balance, Inc.
bburkhardt@tbc.us	cbuyers@smartbalance.com
410-986-1303	303-652-0521 x152